EXHIBIT 99.1
Leidos Holdings, Inc. Reports First Quarter Fiscal Year 2023 Results

•Revenues of $3.7 billion, up 6% year-over-year
•Net Income of $164 million; Adjusted EBITDA of $346 million
•Diluted Earnings per Share of $1.17, or $1.47 on a non-GAAP basis
•Net Bookings of $3.0 billion (book-to-bill ratio of 0.8)
RESTON, Va., May 2, 2023 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the first quarter of fiscal year 2023.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented, "Our first quarter results demonstrate our ability to drive strong organic growth, as record revenue performance was consistent with our long-term target. We expect earnings and cash performance to build momentum as we progress through the year and are fully committed to achieving our 2023 guidance. As I step down as CEO, I am confident that Leidos is truly the leader in our industry, with unmatched talent, technical depth and market-facing solutions. Our dedicated team is at the forefront of our customers' most challenging missions as we make the world safer, healthier and more efficient."
Summary Operating Results

	Three Months Ended
(in millions, except margin and per share amounts)	March 31, 2023	April 1, 2022
Revenues	$3,699	$3,494
Net income	$164	$177
Net income margin	4.4%	5.1%
Diluted earnings per share (EPS)	$1.17	$1.25

Non-GAAP Measures*:
Adjusted EBITDA	$346	$358
Adjusted EBITDA margin	9.4%	10.2%
Non-GAAP diluted EPS	$1.47	$1.58

* Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Leidos' results of operations and financial condition, including its ability to comply with financial covenants. See Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of our selected reported results to these non-GAAP measures.
Revenues for the quarter were $3.70 billion, up 6% compared to the first quarter of 2022. Revenues grew year-over-year in all segments, led by broad-based strength across the Civil and Health segments.
Net income was $164 million and diluted EPS was $1.17. Net income and diluted EPS were down 7% and 6% year-over-year, respectively. Adjusted EBITDA was $346 million for the first quarter, down 3% year-over-year, and adjusted EBITDA margin decreased from 10.2% to 9.4% over the same period. Non-GAAP net income was $205 million for the first quarter, down 8% year-over-year, and non-GAAP diluted EPS for the quarter was $1.47, down 7% year-over-year.
The primary drivers of lower earnings were expected reductions in certain disability examinations as the result of additional competition and increased expenses in the security products business. In addition, net interest expense increased to $54 million from $48 million in the first quarter of 2022.

Cash Flow Summary
In the first quarter Leidos used $98 million of net cash in operating activities and $39 million in property, equipment and software. Net cash flow from operating activities include $191 million in tax payments for prior year activities, primarily related to the Tax Cuts and Jobs Act of 2017 provision requiring the capitalization and amortization of research and development costs that went into effect on January 1, 2022. In addition, Leidos used $57 million for financing activities.
Leidos returned $93 million to shareholders in the first quarter, including $43 million in share repurchases and $50 million as part of its regular quarterly cash dividend program. As of March 31, 2023, Leidos had $379 million in cash and cash equivalents and $5.0 billion of debt.
Leidos also took two primary actions to strengthen its balance sheet in the quarter. First, Leidos issued and sold $750 million aggregate principal amount of senior notes with a fixed rate of 5.75% that will mature in March 2033. Second, Leidos entered into a senior unsecured term loan facility in an aggregate principal amount of $1.0 billion and a $1.0 billion senior unsecured revolving facility that will mature in March 2028. Leidos used the proceeds from these actions to repay all of the outstanding obligations on the $500 million 2.95% note, due May 2023, and the $1.9 billion term loan facility, due January 2025.
On April 28, 2023, the Leidos Board of Directors declared a cash dividend of $0.36 per share to be paid on June 30, 2023, to stockholders of record at the close of business on June 15, 2023.
New Business Awards
Net bookings totaled $3.0 billion in the quarter, representing a book-to-bill ratio of 0.8 and a trailing twelve month book-to-bill ratio of 0.9. As a result, backlog at the end of the quarter was $35.1 billion, of which $8.3 billion was funded. Included in the quarterly bookings were several notable awards:
•Signals and Cybersecurity intelligence Services. An Intelligence Community agency awarded Leidos and its team of Large and Small Business prime contractors five-year, single award contracts with a combined ceiling value of approximately $1.25 billion to provide expertise to maximize the effectiveness and efficiency of its missions, products and systems. Leidos, as the Lead Prime contractor, provides both technical and Program Management to enable the expansion and modernization of mission capabilities utilizing a consistent architecture for the sponsor agency and its partners. Included in the scope are requirements analysis, design, systems security, development, integration and test, procurement, deployment, modernization, sustainment, and decommissioning of large and complex SIGINT and Cybersecurity intelligence system capabilities.
•Office of the Director of National Intelligence (ODNI) Support. ODNI awarded Leidos a seven-year, $375 million prime contract to provide intelligence, technical, financial and management services. Through this contract Leidos will provide analytic, intelligence management, and systems analysis support covering a wide range of regional and functional topics. Technical services include systems integration, cybersecurity, science and technology, counterintelligence, IT project management, security and risk management.
•Centers for Medicare and Medicaid Services (CMS) Support. CMS awarded Leidos a five-year, $79 million prime contract that will provide onboarding, migration planning, modernization support and maintenance for current and future applications hosted in the enterprise's hybrid cloud environments. Leidos was also awarded three subcontract positions totaling approximately $23 million to support enterprise portals within the CMS Office of Information Technology, as well as services for CMS' Center for Clinical Standards and Quality and the Center for Consumer Information and Insurance Oversight.
•Unmanned Surface Vessel (USV) Operations and Maintenance. Leidos was recently awarded a new task order by Naval Sea Systems Command to manage, operate and maintain the U.S. Navy’s Overlord and medium USVs. Leidos will support active-duty personnel under an increased operational tempo as they begin fully transitioning the USVs to the fleet. The single award task order has a one-year base period of performance and two one-year options and a maximum value of approximately $95 million. Leidos has delivered four of the five operational medium-sized USVs currently in the Navy’s fleet: Ranger, Mariner, Sea Hunter and Seahawk.

•Airport Security Products. Leidos was recently awarded contracts by the Transportation Security Administration (TSA), Germany's Frankfurt Airport (FRA), and London's Luton Airport (LLA) to strengthen airport security. The TSA will upgrade its full fleet of Pro:Vision® Advanced Imaging Technology (AIT) systems used at airport security checkpoints with a new artificial intelligence-based algorithm meant to improve threat detection methodology and significantly reduce false alarms. Leidos is deploying its ClearScan™ computed tomography (CT) scanner at FRA and LLA. In addition, LLA is deploying the ProPassage™ automated tray return systems and Mosaic™, Leidos' open-architecture software platform that integrates all security components into a single management system to provide actionable business intelligence across the entire security screening operation.
Forward Guidance
Leidos is maintaining its fiscal year 2023 guidance as follows:

Measure	FY23 Guidance
Revenues (billions)	$14.7 - $15.1
Adjusted EBITDA Margin	10.3% - 10.5%
Non-GAAP Diluted EPS	$6.40 - $6.80
Cash Flows Provided by Operating Activities (millions)	at or above $700
For information regarding adjusted EBITDA margin and non-GAAP diluted EPS, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
Leidos does not provide a reconciliation of forward-looking adjusted EBITDA margins or non-GAAP diluted EPS to net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, Leidos is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected net income and diluted EPS being materially less than what may be implied by projected adjusted EBITDA margins and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8:00 A.M. eastern time on May 2, 2023. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (toll-free U.S.) or +1 (201) 689-8261 (international callers).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international callers) and entering conference ID 13737669.
About Leidos
Leidos is a Fortune 500® technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, civil and health markets. Leidos' 46,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $14.4 billion for the fiscal year ended December 30, 2022.
For more information, visit www.leidos.com.

Forward-Looking Statements
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of our future growth and financial and operating performance, including future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about our business contingency plans, government budgets and the ongoing Continuing Resolution, uncertainties in tax due to new tax legislation or other regulatory developments, the impact of COVID-19 and related actions taken to prevent its spread, our contract awards, strategy, planned investments, sustainability goals and our future dividends, share repurchases, capital expenditures, debt repayments, acquisitions, dispositions and cash flow conversion. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: developments in the U.S. government defense and non-defense budgets, including budget reductions, sequestration, implementation of spending limits or changes in budgetary priorities, delays in the U.S. government budget process or a government shutdown, or the U.S. government’s failure to raise the debt ceiling, which increases the possibility of a default by the U.S. government on its debt obligations, related credit-rating downgrades, or an economic recession; uncertainties in tax due to new tax legislation or other regulatory developments; rising inflationary pressures and fluctuations in interest rates; delays in the U.S. government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by U.S. government and commercial organizations in environmental impact and remediation projects; the effects of COVID-19 or other health epidemics, pandemics and similar outbreaks may have on our business, financial position, results of operations and/or cash flows; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs, including cost increases due to inflation, associated with our firm-fixed-price contracts and other contracts; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; cybersecurity, data security or other security threats, system failures or other disruptions of our business; our compliance with international, federal, state and local laws and regulations regarding privacy, data security, protection, storage, retention, transfer and disposal, technology protection and personal information; the damage and disruption to our business resulting from natural disasters and the effects of climate change; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs, customer indemnifications or other liability protections designed to protect us from significant product or other liability claims, including cybersecurity attacks; our ability to manage risks associated with our international business; our ability to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and similar worldwide anti-corruption and anti-bribery laws and regulations; our ability to protect our intellectual property and other proprietary rights by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to prevail in litigation brought by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to declare or increase future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable law and our agreements; our ability to grow our commercial health and infrastructure businesses, which could be negatively affected by budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; our ability to successfully integrate acquired businesses; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face.

These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of May 2, 2023. Leidos expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in Leidos' expectations. Leidos also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Stuart Davis	Melissa Lee Dueñas
571.526.6124	571.526.6850
ir@leidos.com	Duenasml@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended
	March 31, 2023	April 1, 2022
Revenues	$3,699	$3,494
Cost of revenues	3,204	2,982
Selling, general and administrative expenses	233	236
Acquisition, integration and restructuring costs	3	3
Equity (earnings) loss of non-consolidated subsidiaries	(6)	2
Operating income	265	271
Non-operating expense:
Interest expense, net	(54)	(48)
Other expense, net	(4)	(1)
Income before income taxes	207	222
Income tax expense	(43)	(45)
Net income	164	177
Less: net income attributable to non-controlling interest	2	2
Net income attributable to Leidos common stockholders	$162	$175

Earnings per share:
Basic	$1.18	$1.26
Diluted	1.17	1.25

Weighted average number of common shares outstanding:
Basic	137	139
Diluted	138	140

Cash dividends declared per share	$0.36	$0.36

LEIDOS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except par value)

	March 31, 2023	December 30, 2022
	(unaudited)
Assets:
Cash and cash equivalents	$379	$516
Receivables, net	2,518	2,350
Inventory, net	300	287
Other current assets	468	490
Total current assets	3,665	3,643
Property, plant and equipment, net	922	847
Intangible assets, net	902	952
Goodwill	6,703	6,696
Operating lease right-of-use assets, net	541	545
Other long-term assets	399	388
Total assets	$13,132	$13,071

Liabilities:
Accounts payable and accrued liabilities	$2,110	$2,254
Accrued payroll and employee benefits	712	701
Short-term debt and current portion of long-term debt	339	992
Total current liabilities	3,161	3,947
Long-term debt, net of current portion	4,675	3,928
Operating lease liabilities	562	570
Deferred tax liabilities	14	40
Other long-term liabilities	256	233
Total liabilities	8,668	8,718

Stockholders’ equity:
Common stock, $0.0001 par value, 500 million shares authorized, 137 million and 137 million shares issued and outstanding at March 31, 2023, and December 30, 2022, respectively	—	—
Additional paid-in capital	1,994	2,005
Retained earnings	2,479	2,367
Accumulated other comprehensive loss	(64)	(73)
Total Leidos stockholders’ equity	4,409	4,299
Non-controlling interest	55	54
Total stockholders' equity	4,464	4,353
Total liabilities and stockholders' equity	$13,132	$13,071

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	March 31, 2023	April 1, 2022
Cash flows from operations:
Net income	$164	$177
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	82	85
Stock-based compensation	18	16
Deferred income taxes	(43)	(61)
Other	5	4
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(166)	(232)
Other current assets and other long-term assets	(9)	(28)
Accounts payable and accrued liabilities and other long-term liabilities	(97)	(60)
Accrued payroll and employee benefits	13	124
Income taxes receivable/payable	(65)	68
Net cash (used in) provided by operating activities	(98)	93
Cash flows from investing activities:
Acquisition of a business, net of cash acquired	—	(2)
Divestiture of a business	—	9
Payments for property, equipment and software	(39)	(28)
Net cash used in investing activities	(39)	(21)
Cash flows from financing activities:
Proceeds from debt issuance	1,743	75
Repayments of borrowings	(1,711)	(27)
Payments for debt issuance costs	(7)	—
Dividend payments	(50)	(51)
Repurchases of stock and other	(43)	(526)
Proceeds from issuances of stock	12	12
Net capital distributions to non-controlling interests	(1)	(2)
Net cash used in financing activities	(57)	(519)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	2	—
Net decrease in cash, cash equivalents and restricted cash	(192)	(447)
Cash, cash equivalents and restricted cash at beginning of period	683	875
Cash, cash equivalents and restricted cash at end of period	491	428
Less: restricted cash at end of period	112	131
Cash and cash equivalents at end of period	$379	$297

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Three Months Ended
	March 31, 2023	April 1, 2022
Revenues:
Defense Solutions	$2,112	$2,049
Civil	877	795
Health	710	650
Total	$3,699	$3,494

Operating income (loss):
Defense Solutions	$147	$133
Civil	40	43
Health	107	118
Corporate	(29)	(23)
Total	$265	$271

Operating income margin:
Defense Solutions	7.0%	6.5%
Civil	4.6%	5.4%
Health	15.1%	18.2%
Total	7.2%	7.8%
Defense Solutions
Defense Solutions revenues of $2.11 billion increased by 3% compared to the prior year quarter. The primary drivers of revenue growth were the Navy Next Generation Enterprise Network Recompete (NGEN-R) Service Management, Integration and Transport (SMIT) and Space Development Agency (SDA) Wide Field of Vision Tranche 1 (WFOV T1) contracts as well as the Cobham Special Mission acquisition, which offset the User Facing Services (UFS) contract loss and unfavorable impacts from foreign exchange rates. For the quarter Defense Solutions operating income margin increased to 7.0% from 6.5% in the prior year quarter, and non-GAAP operating income margin increased to 8.4% from 8.1% in the prior year quarter. The increase in segment profitability was attributable to program mix.
Civil
Civil revenues of $877 million increased by 10% compared to the prior year quarter. The primary drivers of revenue growth were the National Aeronautics and Space Administration (NASA) Advanced Enterprise Global Information Technology Solutions (AEGIS) program and increased demand for engineering support to commercial energy companies. Civil operating income margin for the quarter was 4.6%, compared to 5.4% in the prior year quarter, and non-GAAP operating income margin was 6.4%, compared to 7.7% in the prior year quarter. The decrease in segment profitability was driven primarily by work interruptions related to supply chain disruptions as well as investments in product development and delivery in the security products business.
Health
Health revenues of $710 million increased by 9% compared to the prior year quarter driven by growth on the Social Security Administration (SSA) Information Technology Support Services Contract II (ITSSC II) along with increased deployments for the Defense Healthcare Management System Modernization (DHMSM) contract. Health operating income margin for the quarter was 15.1%, compared to 18.2% in the prior year quarter, and non-GAAP operating margin was 15.9%, compared to 19.2% in the prior year quarter. The decrease in segment profitability was driven primarily by increased labor on certain disability examinations and start-up costs on new programs in the current quarter as well as non-recurring net profit write-ups during the first quarter of fiscal 2022.

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Estimated backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors, including modifications of contracts, non-exercise of options and foreign currency movements.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under IDIQ, General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.
The estimated value of backlog as of the dates presented was as follows:

	March 31, 2023			April 1, 2022
Segment	Funded	Unfunded	Total	Funded	Unfunded	Total
Defense Solutions	$4,811	$13,936	$18,747	$3,919	$15,068	$18,987
Civil	1,944	8,330	10,274	1,812	9,516	11,328
Health	1,548	4,517	6,065	1,360	4,670	6,030
Total	$8,303	$26,783	$35,086	$7,091	$29,254	$36,345
Total backlog at March 31, 2023, included a positive impact of $30 million when compared to total backlog at April 1, 2022, primarily due to the exchange rate movements in the British pound and Australian dollar when compared to the U.S. dollar.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
Leidos uses and refers to organic revenue, non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP diluted EPS, non-GAAP free cash flow and non-GAAP free cash flow conversion, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with Leidos's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another representation of the results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Organic revenues captures the revenue that is inherent in the underlying business excluding the impact of acquisitions and divestitures made within the prior year; it is computed as current revenues excluding revenues from acquisitions within the last 12 months and divestitures within the current and year-ago periods.
Non-GAAP operating income is computed by excluding the following discrete items from operating income:
•Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination, severance and retention costs related to acquisitions.
•Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenues.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of internally developed intangible assets.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenues.
Non-GAAP net income is computed by excluding the discrete items listed under non-GAAP operating income and their related tax impacts.
Non-GAAP diluted EPS is computed by dividing net income attributable to Leidos common stockholders, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.
Non-GAAP free cash flow is computed by deducting expenditures for property, equipment and software from net cash provided by operating activities.
Non-GAAP free cash flow conversion is computed by dividing non-GAAP free cash flow by non-GAAP net income attributable to Leidos common stockholders; operating cash flow conversion is computed by dividing net cash provided by operating activities by net income attributable to Leidos shareholders.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except growth percentages)
The following table presents the reconciliation of revenues to organic revenues by reportable segment and total operations:

	Three Months Ended
	March 31, 2023	April 1, 2022	Percent Change
Defense Solutions
Revenues, as reported	$2,112	$2,049	3%
Acquisition and divestiture revenues(1)	30	4
Organic revenues	$2,082	$2,045	2%

Civil
Revenues, as reported	$877	$795	10%

Health
Revenues, as reported	$710	$650	9%

Total Operations
Revenues, as reported	$3,699	$3,494	6%
Acquisition and divestiture revenues(1)	30	4
Organic revenues	$3,669	$3,490	5%
(1) Current period acquisition and divestiture revenues reflect revenues in the current as reported figures for 12 months from closing of each acquisition. For the three months ended March 31, 2023, Defense Solutions segment acquisition and divestiture revenues include the acquisition of Cobham Special Missions that was completed on October 30, 2022. Year ago acquisition and divestiture revenues reflect revenues from assets subsequently divested. For the three months ended April 1, 2022, Defense Solutions segment acquisitions and divestiture revenue include the Aviation & Missile Solutions LLC (AMS) divestiture that was completed on April 29, 2022.

UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended March 31, 2023:

	Three Months Ended March 31, 2023
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Operating income	$265	$3	$52	$320
Non-operating expense, net	(58)	—	—	(58)
Income before income taxes	207	3	52	262
Income tax expense(1)	(43)	(1)	(13)	(57)
Net income	164	2	39	205
Less: net income attributable to non-controlling interest	2	—	—	2
Net income attributable to Leidos common stockholders	$162	$2	$39	$203

Diluted EPS attributable to Leidos common stockholders(2)	$1.17	$0.01	$0.28	$1.47
Diluted shares	138	138	138	138

	Three Months Ended March 31, 2023
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Net income	$164	$2	$39	$205
Income tax expense(1)	43	1	13	57
Income before income taxes	207	3	52	262
Depreciation expense	30	—	—	30
Amortization of intangibles	52	—	(52)	—
Interest expense, net	54	—	—	54
EBITDA	$343	$3	$—	$346
EBITDA margin	9.3%			9.4%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended April 1, 2022:

	Three Months Ended April 1, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Operating income	$271	$3	$58	$332
Non-operating expense, net	(49)	—	—	(49)
Income before income taxes	222	3	58	283
Income tax expense(1)	(45)	(1)	(14)	(60)
Net income	177	2	44	223
Less: net income attributable to non-controlling interest	2	—	—	2
Net income attributable to Leidos common stockholders	$175	$2	$44	$221

Diluted EPS attributable to Leidos common stockholders(2)	$1.25	$0.01	$0.31	$1.58
Diluted shares	140	140	140	140

	Three Months Ended April 1, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Net income	$177	$2	$44	$223
Income tax expense(1)	45	1	14	60
Income before income taxes	222	3	58	283
Depreciation expense	26	—	—	26
Amortization of intangibles	59	—	(58)	1
Interest expense, net	48	—	—	48
EBITDA	$355	$3	$—	$358
EBITDA margin	10.2%			10.2%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except margin percentages)
The following tables present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income:

	Three Months Ended March 31, 2023
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$147	$—	$30	$177	8.4%
Civil	40	—	16	56	6.4%
Health	107	—	6	113	15.9%
Corporate	(29)	3	—	(26)	NM
Total	$265	$3	$52	$320	8.7%

	Three Months Ended April 1, 2022
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$133	$—	$33	$166	8.1%
Civil	43	—	18	61	7.7%
Health	118	—	7	125	19.2%
Corporate	(23)	3	—	(20)	NM
Total	$271	$3	$58	$332	9.5%

NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except percentages)

The following table presents the reconciliation of non-GAAP free cash flow to net cash provided by operating activities as well as the calculation of operating cash flow and non-GAAP free cash flow conversion ratios:

	Three Months Ended
	March 31, 2023	April 1, 2022
Net cash (used in) provided by operating activities	$(98)	$93
Payments for property, equipment and software	(39)	(28)
Non-GAAP free cash flow	$(137)	$65

Net income attributable to Leidos common stockholders	$162	$175
Acquisition, integration and restructuring costs (1)	2	2
Amortization of acquired intangibles (1)	39	44
Non-GAAP net income attributable to Leidos common stockholders	$203	$221

Operating cash flow conversion ratio	(60)%	53%
Non-GAAP free cash flow conversion ratio	(67)%	29%
(1) After-tax expenses excluded from non-GAAP net income.